EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3D (No. 333-130125) of Southside Bancshares, Inc. of our report dated March 2, 2007, except for the restatement discussed in Note 2 to its consolidated financial statements and the matter discussed in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is November 15, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
November 15, 2007